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                                                                     EXHIBIT 8.1
                                August ___, 1994




Board of Directors
Phillips & Jacobs, Incorporated
Fairway Corporate Center, Suite 222
4350 Haddonfield Road
Pennsauken, NJ  08109

                 Re: COMBINATION OF PHILLIPS & JACOBS, INCORPORATED ("PHILLIPS") AND MOMENTUM CORPORATION ("MOMENTUM") IN A REORGANIZATION DESCRIBED IN SECTION 368(A)(1)(A) OF THE INTERNAL REVENUE CODE OF 1986,AS AMENDED (THE "CODE")
                          ------------------------------------------------------

Ms. von Seldeneck and Gentlemen:

                 You have requested our opinion as to certain federal income tax consequences of the combination of Phillips and Momentum whereby Momentum will merge with and into Phillips, and each outstanding share of Momentum common stock, par value $1.00 per share, will be converted into .71 shares of Phillips common stock, par value $.01 per share and the right to receive a cash payment in lieu of the issuance of fractional shares (the "Merger"). In connection with the Merger, we understand that the articles of incorporation of Phillips will be amended to increase the number of shares of authorized capital, to change its corporate name and to make certain other changes. All terms used herein unless otherwise defined are used as defined in the Agreement and Plan of Reorganization entered into between Momentum and Phillips as of May 27, 1994 (the "Agreement").


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Board of Directors
Phillips & Jacobs, Incorporated
August   , 1994
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                 On August 1, 1993, Tasty Baking Company ("TBC") distributed all the shares of Phillips Common Stock (the "Phillips Common Stock"), to its shareholders in a transaction (the "Distribution") intended to qualify for nonrecognition of gain or loss pursuant to Section 355 of the Code.
Immediately prior to the Distribution, TBC Investment Company, a wholly owned subsidiary of TBC and owner of 100% of the issued and outstanding Phillips Common Stock liquidated and distributed all of its assets, including the Phillips Common Stock, subject to its liabilities, to TBC pursuant to an Agreement and Plan of Merger (the "Liquidation"). Concurrently with the Liquidation and prior to the Distribution, Phillips adopted a Plan of Recapitalization (the "Recapitalization") pursuant to which Phillips exchanged, by means of a reclassification under the Pennsylvania Business Corporation Law, 5,000,000 shares of its common stock (having a par value of $.01 per share) for 252,001 shares of its common stock (having a par value of $1.00 per share) issued and outstanding prior to the effective date of the Recapitalization. On June 30, 1993, our firm rendered a legal opinion as counsel to TBC and Phillips to the effect that no gain or loss would be recognized to Phillips, TBC and TBC's shareholders for federal income tax purposes as a result of the Distribution, Liquidation and Recapitalization (the "1993 Opinion").

                 In rendering our opinion with respect to the Merger, we reviewed and relied upon (a) the Agreement adopted by the Phillips and Momentum Boards of Directors on May 27, 1994; (b) the Merger Agreement adopted by the Phillips and Momentum Boards of Directors on May 27, 1994; (c) the
registration statement on Form S-4, including the prospectus and joint proxy statement of Phillips and Momentum contained therein, which was declared
effective by the Securities and Exchange Commission on                , 1994;
(d) certain representations concerning the Merger made to us by Phillips and
Momentum in a letter dated August    , 1994, (the "Representation Letter"); (e)
all other documents, financial and other reports and corporate minutes which we deemed relevant or appropriate; and (f) all matters referred to in the 1993 Opinion.

                 Our review of items (a) through (e) of the preceding paragraph has been without independent investigation. We have also relied upon the truth, authenticity, accuracy and completeness of all documents, certifications and instruments examined and the statements, covenants, representations and warranties contained therein, the genuineness of all documents submitted to us as originals, the conformity of the originals of



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Board of Directors
Phillips & Jacobs, Incorporated
August   , 1994
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all documents submitted to us as certified or photostatic copies and the due execution and delivery of all documents where execution and delivery are pre-requisites to the effectiveness thereof.

                 Based on the foregoing and provided the Merger is carried out in accordance with, and qualifies as a statutory merger pursuant to, the applicable laws of the Commonwealth of Pennsylvania and the State of Delaware, the Merger Agreement, and the Representation Letter, it is our opinion that:

                 1. The Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Both Phillips and Momentum will be a "party to a reorganization" within the meaning of section 368(b) of the Code.

                 2. No gain or loss will be recognized to Phillips upon receipt of the assets of Momentum in exchange for Phillips common stock. (Section 1032(a) of the Code).

                 3. The basis of the Momentum assets in the hands of Phillips will be the same as the basis of the Momentum assets in the hands of Momentum immediately prior to the transaction. (Section 362(b) of the Code).

                 4. The holding period of the Momentum assets received by Phillips will include the period during which such assets were held by Momentum (Section 1223(2) of the Code).

                 5. Pursuant to Section 381(a) of the Code and Treasury Regulation Section 1.381(a)-1, Phillips will succeed to and take into account the items (i.e., tax attributes) of Momentum described in Section 381(c) of the Code. These items will be taken into account by Phillips subject to the conditions and limitations specified in Sections 381, 382, 383, and 384 of the Code and the Treasury regulations thereunder.

                 6. As provided by Section 381(c)(2) of the Code and Treasury Regulation section 1.381(c)(2)-1, Phillips will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Momentum as of the date of the transfer. Any deficit in earnings and profits of Momentum or Phillips may be used only to offset earnings and profits accumulated after the date of transfer. Any earnings and profits of Momentum or Phillips accumulated before the date of transfer will be used to




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Board of Directors
Phillips & Jacobs, Incorporated
August   , 1994
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offset any deficit in earnings and profits incurred after the transfer.

                 7. The Merger will not have a Material Adverse Effect on the federal income tax consequences of the Distribution to the Phillips' shareholders.

                 We express no opinion as to whether the Merger will have a Material Adverse Effect on the federal income tax consequences of the 1990 distribution of the stock of Momentum Distribution, Inc. by VWR Corporation which was the subject of a private letter ruling issued by the Internal Revenue Service on February 23, 1990.

                 Our opinions are based upon the Code, as amended, the applicable Treasury Regulations promulgated thereunder, the present positions of the Internal Revenue Service as set forth in published revenue rulings and revenue procedures and existing judicial decisions, all of which are subject to change either prospectively or retroactively in such a fashion as to have a material adverse effect upon the conclusions reached in our opinions as aforesaid. In rendering our opinion based on the foregoing, you should be aware that our opinion is not binding upon the Internal Revenue Service or any court and there is no assurance that the Internal Revenue Service would not successfully assert a contrary opinion upon an audit of the relevant tax return of any party to the Merger or shareholder thereof, or otherwise.

                 Our opinions are conditioned upon the performance by Phillips and Momentum of their undertakings in the Representation



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Board of Directors
Phillips & Jacobs, Incorporated
August   , 1994
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Letter.  These opinions are being rendered to Phillips and may be relied upon only by Phillips and its shareholders.

                               Very truly yours,

                               STRADLEY, RONON, STEVENS & YOUNG



                               By:__________________________________
                                  William S. Pilling, III, a Partner